Exhibit g(3)(iii)
[CERTAIN PORTIONS OF THIS EXHIBIT CONTAIN CONFIDENTIAL INFORMATION. THE CONFIDENTIAL PORTIONS OF THIS EXHIBIT ARE IDENTIFIED AS [REDACTED] AND HAVE BEEN OMITTED.]
AMENDMENT NO. 3
TO THE
REINSURANCE TRUST AGREEMENT
by and among

UNION HAMILTON REINSURANCE, LTD.
(“Grantor”)

THE LINCOLN NATIONAL LIFE INSURANCE COMPANY
(“Beneficiary”)

and

US BANK NATIONAL ASSOCIATION
(“Trustee”)

Dated as of November 1, 2013

This Amendment No. 3 (the “Amendment”) to the Reinsurance Trust Agreement entered into by and between Union Hamilton Reinsurance, Ltd. (the “Grantor”), The Lincoln National Life Insurance Company (the “Beneficiary”) and US Bank National Association (the “Trustee”).

Whereas, the Grantor and Beneficiary entered into a reinsurance agreement reinsuring certain variable annuity riders, effective November 1, 2013, as amended and restated from time to time (the “Reinsurance Agreement”);

Whereas, pursuant to the Reinsurance Agreement, the Grantor, Beneficiary and Trustee entered into a Reinsurance Trust Agreement, dated as of November 1, 2013, as amended from time to time (the “Agreement”); and

Whereas, the parties desire to amend the Agreement.

Now, therefore, in consideration of the mutual agreements, promises, and covenants provided herein, the Grantor and the Beneficiary hereby agree, effective [Month Day, Year], the Agreement is amended as follows:

I.	Exhibit B is hereby deleted in its entirety and is replaced with the attached Exhibit B.

II.	Except as hereby specified, all the terms and conditions of the Agreement shall remain in full force and effect and this Amendment is to be attached and made part of the Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day set forth above.
UNION HAMILTON REINSURANCE, LTD. (“Grantor”)
Taxpayer Identification Number:  52-2332221

By: /s/ Chris L. Livingston
Name:  Chris L. Livingston, Chairman
Address: 3480 Stateview Blvd
Fort Mill, SC

and
By: /s/ Lawton Hatley
Name:         Lawton Hatley, VP
Address:      3480 Stateview Blvd
Fort Mill, SC

THE LINCOLN NATIONAL LIFE INSURANCE COMPANY ("Beneficiary")
Taxpayer Identification Number:  35-0472300

By:/s/ William A. Panyard
Name:             William A. Panyard
Address:          1300 South Clinton Street
Fort Wayne, IN 46802

US BANK NATIONAL ASSOCIATION (“Trustee”)
By:/s/ Peter Brennan
Name:          Peter Brennan
Address:        1555 N. River Center Drive, Suite 203
Milwaukee, WI 53212
EXHBIT B
STATEMENT OF INVESTMENT POLICY

Company:  The Lincoln National Life Insurance Company

Portfolio:  Union Hamilton Reinsurance LTD – Reserve Credit Trust

Regulation:  Indiana Insurance Company Law and various State Insurance Department and regulatory authorities.  This Statement of Investment Policy is subject to and will comply with applicable laws and regulations.

Asset Categories:
The Grantor and its designated investment advisor, if any, are subject to the limitations imposed by this Investment Policy and applicable laws and regulations.  Investments may include cash and/or cash equivalents; U.S. government obligations; municipal obligations; public corporate fixed income (including 144A); agency mortgage-backed securities; and asset-backed securities.

Exposure limits are based on book value of invested assets.

Permitted Asset Categories                                                                                                  Maximum % of Invested Assets

[REDACTED]

Split Methodology:

For purposes of calculating compliance with the investment guidelines, if two Nationally Recognized Rating Agencies (NRSRO's) rate a security, then the most conservative (lowest) rating will be used. Where three NRSRO's rate a security, then the middle rating will apply (e.g., an AA/AAA/Aaa bond would be considered to be an AAA bond). For these purposes, NRSRO's include: Moody's, S&P and Fitch. All securities purchased must be rated by at least one NRSRO.

Assets not permitted:
Equity related securities
Less liquid securities (traditional private placements, commercial mortgage loans, real estate, alternatives)
Non-Agency Residential Mortgage-Backed Securities (RMBS)
Non-US dollar (unhedged)
Derivative products
Any security that is not specifically included under permitted asset categories

Maturity and Duration Profile:
While the Required Collateral amounts are less than or equal to [REDACTED], the effective duration of the assets in trust, excluding cash, short term (<6 months) U.S. Treasury Securities and Agency Residential MBS, will be within 2 years of the target duration initially set at 5.0 years.

While the Required Collateral amounts are greater than [REDACTED], the effective duration of the assets in trust, excluding cash, short term (<6 months) U.S. Treasury Securities and Agency Residential MBS, will be within 1 year of the target duration initially set at 5.0 years.  After written notification of Required Collateral beyond [REDACTED] is received, Union Hamilton will have 45 calendar days to adjust the trust holdings to meet this tighter duration target.

Other: IPS Compliance Signoff Frequency:  [REDACTED]